Exhibit 10.3

Marvin S. Press

24 Sarena

Irvine, CA 92612

May 5, 2015

Highly Confidential

CPI Acquisition, Inc.	CPI Acquisition, Inc.
10368 W. Centennial Road	c/o Tricor Pacific Capital, Inc.
Littleton, CO 80127	One Westminster Place
Fax: (303) 973-8420	Lake Forest, IL 60054
Attn: Mary Martinez	Fax: (847) 295-4243
Attn: CPI Investment Manager

Dear Ladies and Gentlemen:

This will confirm our prior discussion pursuant to which I advised you that I have resigned my employment with CPI Acquisition, Inc. (the “Company”) and each of its subsidiaries and affiliates, effective as of the 8th day of May, 2015 (the “Resignation Date”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in that certain Employment Agreement, dated as of April 2013, between me and the Company (as amended, the “Employment Agreement”).

I understand that my resignation will occur on the following terms and I will receive the following payments and benefits:

(i)	I resign pursuant to Section 6.1(e) of the Employment Agreement;

(ii)

pursuant to Section 6.2(a) of the Employment Agreement, I will receive the unpaid installments of Annual Base Salary and benefits under the Company’s current employee benefit plans in each case that are due to me up to the Resignation Date; and

(iii)

I acknowledge that I will not receive any Sale Bonus due to me pursuant to Section 2.3(c) of the Employment Agreement and agree that if a sale of the Company were to occur after the Resignation Date, I will not be eligible to receive any such Sale Bonus.

[Signature Page Follows]

Sincerely,

/s/ Marvin S. Press
Marvin S. Press

Acknowledged and agreed
as of the 5th day of March, 2015

CPI ACQUISITION, INC.

By:	/s/ Nicholas Peters
Name: Nicholas A. Peters
Title: Vice President and Director